 SWIFT ENERGY COMPANY
N E W S

FOR IMMEDIATE RELEASE
COMPANY CONTACT
Paul Vincent
Manager of Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY ANNOUNCES FIRST QUARTER 2009 RESULTS

HOUSTON, May 7, 2009 – Swift Energy Company (NYSE: SFY) announced today a loss for the first quarter of 2009 of $59.1 million, or $1.91 per diluted share, which includes a non-cash ceiling test after-tax write-down of its oil and gas properties of $50.0 million, or $1.61 per share.

Without the effects of the ceiling test write-down, the Company’s loss from continuing operations (a non-GAAP measure - see page 6 for reconciliation to the GAAP measure) for the first quarter 2009 was $9.0 million, or $0.29 per diluted share, which compares to $49.8 million of income from continuing operations for the first quarter 2008, or $1.59 per diluted share.  (The production, revenue, expense, cash flow and income information reported for the first quarter 2009 are the results of continuing operations of Swift Energy)

Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 6 for reconciliation to the GAAP measure) for the first quarter 2009 decreased 66% to $46.3 million, or $1.49 per diluted share, compared to $136.3 million, or $4.43 per diluted share, for the first quarter 2008.

Swift Energy produced 2.37 million barrels of oil equivalent (“MMBoe”) during the first quarter of 2009, which is an 8% decrease compared to first quarter 2008 production of 2.57 MMBoe.

“Even though the weak commodity pricing environment has persisted, our first quarter 2009 production results were at the high end of our expectations.” commented Terry Swift, CEO of Swift Energy, “We accomplished a lot without spudding any new wells during the quarter.  In South Texas, we brought online the first horizontal well ever drilled in the Olmos formation in South Texas, and we made preparations to drill three additional wells of this type in the same area this year.  Additionally, we have continued to expand our acreage positions in the area, which has grown our probable and possible reserves categories since year-end.

“In Southeast Louisiana, we began an extensive production optimization program in our Lake Washington field, and we continued to increase production rates in our Bay de Chene field.  Our new production facilities at Bay de Chene should be commissioned during the third quarter, which will allow us to resume production from our shut-in oil and low pressure gas wells.

“Cost cutting initiatives relating to general and administrative, lease operating and capital expenses have all shown good initial results.  We will continue to streamline the organization, improve our operating efficiencies and work with our vendors to drive costs down throughout the year.  We expect

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SWIFT/2

to maintain our activity and spending levels within our realized cash flows with a focus on being prepared to grow as the operating environment improves.”

Revenues and Expenses

Total revenues for the first quarter of 2009 decreased 62% to $76.4 million from the $199.0 million generated in the first quarter of 2008, primarily attributable to lower commodity prices.

Depreciation, depletion and amortization expense (“DD&A”) of $18.57 per barrel of oil equivalent (“Boe”) in the first quarter 2009 decreased from $20.42 per Boe of DD&A in the comparable period in 2008, primarily as a result of a lower depletable base, lower production and lower future development costs.  Lease operating expenses, before severance and ad valorem taxes, were $8.37 per Boe in the first quarter 2009, a decrease of 19% compared to $10.28 per Boe in the first quarter of 2008.  The decrease in lease operating expenses was predominantly due to targeted cost reduction initiatives, including lower workover costs, decreased natural gas processing costs, and a decrease in plant operating expenses.  Severance and ad valorem taxes were down appreciably to $3.67 per Boe from $8.61 per Boe in the comparable period due to lower commodity prices.

General and administrative expenses decreased to $3.56 per Boe during the first quarter of 2009 from $3.86 per Boe in the same period in 2008 as a result of reduced staffing levels and other cost reduction initiatives.  Interest expense decreased to $3.16 per Boe in the first quarter of 2009 compared to $3.38 per Boe for the same period in 2008 due to a decrease in the borrowing rates associated with our line of credit.

Production & Pricing

Swift Energy’s first quarter 2009 production was 2.37 MMBoe, a decrease of 8% when compared to 2008 first quarter production of 2.57 MMBoe.  Sequentially, production decreased 4% from the 2.47 MMBoe produced in the fourth quarter of 2008.  First quarter production decreased as a result of no new drilling activity, shut-in production at Bay de Chene and natural declines.

The Company realized an aggregate average price of $32.29 per Boe during the quarter, a decrease of 58% from the $77.80 average price received in the first quarter of 2008.  In the first quarter of 2009, average crude oil prices decreased 59% to $41.15 per barrel from $99.43 per barrel realized in the same period in 2008.  For the same periods, average natural gas prices were $4.19 per thousand cubic feet (“Mcf”), a decrease of 47% from the $7.97 per Mcf domestic average realized a year earlier.  Prices for natural gas liquids (“NGL”) averaged $22.52 per barrel in the first quarter for a 62% decrease from first quarter 2008 NGL prices of $59.80 per barrel.

Operations Update

In the first quarter of 2009, Swift Energy completed one of the four wells which began drilling in 2008 and were still in progress at year end.  One well was deemed uneconomic and the other two natural gas wells are awaiting completion.  After drilling operations were concluded on each of these wells, all drilling rigs were released.  The Company will resume drilling operations in its AWP field in McMullen County, TX during the second quarter.

In the Southeast Louisiana Core Area, the Company completed one of two development wells in the Lake Washington Field in Plaquemines Parish.  The SL 19338 #1 well, located on the west side of the field, was drilled to a depth of 16,535 feet and encountered 35 feet of true vertical pay in one zone.  This well was recently completed and is currently producing at 3.6 million gross cubic feet per day (“MMcf/d”) of gas with a flowing tubing pressure of approximately 2,150 psi.

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SWIFT/3

Pipeline construction for the Shasta discovery well was completed, and the well was brought online April 26 and is now producing to the Westside facility in Lake Washington.   As previously reported, this well tested at a rate of 11.0 MMcf/d and 739 barrels of oil per day (“Bo/d”) at 11,279 psi on a 14/64” choke.  Swift Energy has a 50% working interest in this well, which was drilled and completed in 2008.

During the quarter, a production optimization program involving gas lift enhancements and sleeve shifts to change productive zones was begun to assist in mitigation of natural field declines.  Well work was completed on 14 wells during the first quarter, and this program will continue throughout 2009.  This low cost program added approximately 1,000 Boe/d of production and helped alleviate natural declines in Lake Washington.

In the Bay de Chene field, located in Jefferson and Lafourche parishes, facilities construction and upgrades continued during the first quarter.  Additional high pressure gas production was brought online and average daily production in the field for the month of April was 21.0 MMcfe/d.  This increased rate of production and the recent addition of production from the Shasta well leave approximately 1,500 – 2,000 net Boe/d of oil and low pressure gas production shut-in at Bay de Chene as facilities construction continues.  These new facilities should be completed and fully commissioned during the third quarter of 2009.  In addition to facilities construction and repair, the Company is currently completing and hooking up the BDC VUC #8 well, which was drilled in 2008.

In the Company’s South Texas core area, work was completed on a permanent flowline for the R Bracken 33H well in the AWP field located in McMullen County, TX.  The first of a three well horizontal drilling and completion program at AWP will spud in late May.  Each of these three wells will cost approximately $7 million and are expected to recover 3-5 billion cubic feet of gas from the Olmos formation.

During the first quarter of 2009, one development well concluded drilling operations in the Sun TSH field in LaSalle County and one development well concluded drilling operations in the Briscoe Ranch field in Dimmit County.  These natural gas wells are currently awaiting completion.  The Company currently has approximately 97,000 net acres leased in South Texas, which may be prospective for further Olmos development.

The Company is preparing to drill at least one well to test the Eagle Ford shale formation during the second half of the year.  The Company currently has approximately 82,000 net acres leased in South Texas that may be prospective for this shale formation.

Price Risk Management

Swift Energy currently has no commodity price floors covering any of its 2009 natural gas or crude oil production.  The Company’s price risk management strategy has relied on purchasing floors in a rising commodity price environment.  On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).

Earnings Conference Call

Swift Energy will conduct a live conference call today, Thursday, May 7, at 9:00 a.m. CDT to discuss first quarter 2009 financial results.  To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on May 7 until May 14, by dialing 706-645-9291 and using Conference ID # 94207769.  Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.

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SWIFT/4

Annual Shareholder Meeting

Swift Energy’s Annual Meeting of Shareholders will be held at 4:00 p.m. CDT on Tuesday, May 12, 2009, at the Hilton Houston North, 12400 Greenspoint Drive, Houston Texas 77060. The public is invited to attend to hear management’s discussion of 2009 opportunities and operating environment.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves in the onshore and inland waters of Louisiana and Texas. Over the Company’s 29-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements.  These statements are based upon assumptions that are subject to change and to risks, especially the availability of labor, services, supplies and facility capacity, results of exploratory and development drilling, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

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SWIFT/5

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
FROM CONTINUING OPERATIONS
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended March 31,
	2009	2008	Percent Change
Revenues:
Oil & Gas Sales	$76,418	$199,973	(62	) %
Other	(59)	(1,013)	NM
Total Revenue	$76,359	$198,960	(62	) %
Income (Loss) From Continuing Operations	$(59,003)	$49,835	(218	) %
Basic EPS – Continuing Operations	$(1.90)	$1.61	(218	) %
Diluted EPS – Continuing Operations	$(1.90)	$1.59	(220	) %
Net Cash Provided By Operating Activities – Continuing Operations	$50,734	$139,690	(64	) %
Net Cash Provided By Operating Activities, Per Diluted Share – Continuing Operations	$1.63	$4.54	(64	) %
Cash Flow Before Working Capital Changes(1) (non-GAAP measure) – Continuing Operations	$46,280	$136,252	(66	) %
Cash Flow Before Working Capital Changes, Per Diluted Share – Continuing Operations	$1.49	$4.43	(66	) %
Weighted Average Shares Outstanding (Basic)	31,031	30,347	(2	) %
Weighted Average Shares Outstanding (Diluted)	31,031	30,747	(1	) %
Diluted Shares Used in Pro-Forma Income and Cash Flow Per Share Metrics	31,031	N/A
EBITDA(1) (non-GAAP measure)	$39,446	$140,480	(72	) %
Production (MBoe) – Continuing Operations	2,366	2,570	(8	) %
Realized Price ($/Boe) – Continuing Operations	$32.29	$77.80	(58	) %

(1)
See reconciliation on page 6.  Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Many investors use the published research of these analysts in making their investment decisions.

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SWIFT/6

Reconciliation of GAAP (a) to non-GAAP Measures
(Unaudited)
(In Thousands)

	Three Months Ended
	Mar. 31, 2009	Mar. 31, 2008
INCOME TO EBITDA RECONCILIATIONS:
Income (Loss) from Continuing Operations	$(59,003)	$49,835	NM
Provision (Benefit) for Income Taxes	(32,966)	29,007
Interest Expense, Net	7,467	8,690
Depreciation, Depletion & Amortization & ARO (b)	44,636	52,948
Write-Down of Oil and Gas Properties	79,312	---
EBITDA	$39,446	$140,480	(72) %

	Three Months Ended
	Mar. 31, 2009	Mar. 31, 2008
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$50,734	$139,690	(64	) %
Increases and Decreases In:
Accounts Receivable	(2,648)	(2,272)
Accounts Payable and Accrued Liabilities	(536)	950
Income Taxes Payable	248	(579)
Accrued Interest	(1,518)	(1,537)
Cash Flow Before Working Capital Changes – Continuing Operations	$46,280	$136,252	(66	) %

Quarter Ended Mar. 31, 2009
INCOME FROM CONTINUING OPERATIONS RECONCILIATION:
Income (Loss) From Continuing Operations	$(59,003)
Write-Down of Oil and Gas Properties	79,312
Income Tax Benefit From Write-Down (1)	(29,266)
Income From Continuing Operations Before Write-Down of Oil and Gas Properties	$(8,957)

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

(1)	Income tax benefit from write-down was derived using 36.9% effective tax-rate.

Note: Items may not total due to rounding

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SWIFT/7

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of March 31, 2009	As of December 31, 2008
Assets:
Current Assets:
Cash and Cash Equivalents	$3,534	$283
Other Current Assets	78,233	77,239
Current Assets Held for Sale	564	564
Total Current Assets	82,331	78,086
Oil and Gas Properties	3,408,735	3,361,411
Other Fixed Assets	38,010	37,669
Less-Accumulated DD&A	(2,091,388)	(1,967,633)
	1,355,357	1,431,447
Other Assets	7,458	7,755
	$1,445,146	$1,517,288
Liabilities:
Current Liabilities	$116,247	$153,499
Long-Term Debt	636,700	580,700
Deferred Income Taxes	99,507	130,899
Asset Retirement Obligation	46,056	48,785
Other Long-term Liabilities	2,469	2,528
Stockholders’ Equity	544,167	600,877
	$1,445,146	$1,517,288

Note: Items may not total due to rounding

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SWIFT/8

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Three Months Ended
	Mar. 31, 2009	Per Boe	Mar. 31, 2008	Per Boe
Revenues:
Oil & Gas Sales	$76,418	$32.29	$199,973	$77.80
Other Revenue	(59)	(0.02)	(1,013)	(0.40)
	76,359	32.27	198,960	77.40
Costs and Expenses:
General and Administrative, net	8,419	3.56	9,919	3.86
Depreciation, Depletion & Amortization	43,934	18.57	52,494	20.42
Accretion of Asset Retirement Obligation (ARO)	702	0.30	454	0.18
Lease Operating Costs	19,808	8.37	26,425	10.28
Severance & Other Taxes	8,686	3.67	22,136	8.61
Interest Expense, Net	7,467	3.16	8,690	3.38
Write-down of Oil and Gas Properties	79,312	33.51	---	---
Total Costs & Expenses	$168,328	$71.13	$120,118	$46.73
Income (Loss) from Continuing Operations Before Income Taxes	(91,969)	(38.86)	78,842	30.67
Provision (Benefit) for Income Taxes	(32,966)	(13.93)	29,007	11.29
Income (Loss) from Continuing Operations	$(59,003)	$(24.93)	$49,835	$19.39
Loss from Discontinued Operations, Net of Taxes	(126)	NM	(1,474)	NM
Net Income (Loss)	$(59,129)	NM	$48,361	NM

Additional Information:
Total Capital Expenditures	$47,324		$143,392
Capitalized Geological & Geophysical	$6,212		$6,411
Capitalized Interest Expense	$1,523		$1,961
Deferred Income Tax	$(29,866)		$28,428

Note: Items may not total due to rounding

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SWIFT/9

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Three Months Ended
	Mar. 31, 2009	Mar. 31, 2008
Cash Flows From Operating Activities:
Net Income (Loss)	$(59,129)	$48,361
Plus Loss From Discontinued Operations, Net of Taxes	126	1,474
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	43,934	52,494
Write-down of Oil and Gas Properties	79,312	---
Accretion of Asset Retirement Obligation (ARO)	702	454
Deferred Income Taxes	(29,866)	28,428
Stock Based Compensation Expense	2,029	2,632
Other	9,172	2,409
Change in Assets and Liabilities -
Decrease in Accounts Receivable	2,648	2,272
Increase/(Decrease) in Accounts Payable and Accrued Liabilities	536	(950)
Increase/(Decrease) in Income Taxes Payable	(248)	579
Increase in Accrued Interest	1,518	1,537
Cash Provided by Operating Activities – Continuing Operations	50,734	139,690
Cash Provided by/(Used in) Operating Activities – Discontinued Operations	(244)	2,822
Net Cash Provided by Operating Activities	50,490	142,512

Cash Flows From Investing Activities:
Additions to Property and Equipment	(103,370)	(176,402)
Proceeds from the Sale of Property and Equipment	40	79
Cash Used in Investing Activities – Continuing Operations	(103,330)	(176,323)
Cash Used in Investing Activities – Discontinued Operations	---	(1,023)
Net Cash Used in Investing Activities	(103,330)	(177,346)

Cash Flows From Financing Activities:
Net Proceeds FromBank Borrowings	56,000	36,400
Net Proceeds From Issuance of Common Stock	724	3,887
Excess Tax Benefits From Stock-Based Awards	---	467
Purchase of Treasury Shares	(633)	(1,387)
Cash Provided by Financing Activities – Continuing Operations	56,091	39,367
Cash Provided by Financing Activities – Discontinued Operations	---	---
Net Cash Provided by Financing Activities	56,091	39,367
Net Increase in Cash and Cash Equivalents	3,251	4,533

Cash and Cash Equivalents at the Beginning of the Period	283	5,623
Cash and Cash Equivalents at the End of the Period	$3,534	$10,156

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SWIFT/10

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION(1)
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended				Three Months Ended
	Mar. 31, 2009	Dec. 31, 2008	Percent Change		Mar. 31, 2008	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	2,366	2,466	(4	) %	2,570	(8	) %
Natural Gas (Bcf)	5.71	4.84	18%		5.01	14%
Crude Oil (MBbl)	1,108	1,348	(18	) %	1,420	(22	) %
NGL (MBbl)	307	312	(2	) %	316	(3	) %

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$32.29	$47.28	(32	) %	$77.80	(58	) %
Natural Gas ($/Mcf)	$4.19	$5.68	(26	) %	$7.97	(47	) %
Crude Oil ($/Bbl)	$41.15	$58.70	(30	) %	$99.43	(59	) %
NGL ($/Bbl)	$22.52	$32.00	(30	) %	$59.80	(62	) %

(1)	Does not include production and pricing information for our New Zealand activities, which have been included in discontinued operations in our financial statements.

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SWIFT/11

SWIFT ENERGY COMPANY
SECOND QUARTER AND FULL YEAR 2009
GUIDANCE ESTIMATES

	Actual For First Quarter 2009		Guidance For Second Quarter 2009			Guidance For Full Year 2009

Production Volumes (MMBoe)		2.37	2.05	-	2.20	8.50	-	9.00

Production Mix:
Natural Gas (Bcf)		5.71	5.30	-	5.69	22.10	-	23.33
Crude Oil (MMBbl)		1.11	0.93	-	1.01	3.80	-	4.01
Natural Gas Liquids (MMBbl)		0.306	0.235	-	0.244	1.02	-	1.05
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)		$(0.72)	($0.50)	-	($1.00)	($0.50)	-	($1.10)
Crude Oil (per Bbl)
NYMEX differential (Note 3)		$(2.16)	($1.50)	-	($3.00)	($1.50)	-	($3.00)
NGL (per Bbl)
Percent of NYMEX Crude		48%	50%	-	65%	50%	-	65%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)		$8.37	$9.50	-	$10.30	$9.00	-	$9.50
Severance & Ad Valorem Taxes (as % of Revenue dollars)		11.4%	11.5%	-	12.5%	11.5%	-	12.5%
Other Costs:
G&A per Boe		$3.56	$3.30	-	$3.60	$3.40	-	$3.60
Interest Expense per Boe		$3.16	$3.65	-	$4.00	$3.55	-	$3.80
DD&A per Boe		$18.57	$18.00	-	$18.25	$18.00	-	$18.25
Supplemental Information:
Capital Expenditures
Operations		$39,589	$25,000	-	$30,000	$97,500	-	$118,000
Acquisition/Dispositions, net	$	---	-	-	-	-	-	-
Capitalized G&G (Note 4)		$6,212	$ 5,900	-	$ 6,300	$23,500	-	$25,000
Capitalized Interest		$1,523	$ 1,400	-	$ 1,700	$6,000	-	$ 7,000
Total Capital Expenditures		$47,324	$32,300	-	$38,000	$125,000	-	$150,000

Basic Weighted Average Shares		31,031	31,100	-	31,300	31,100	-	31,300
Diluted Computation:
Weighted Average Shares		31,031	31,100	-	31,300	31,100	-	31,300

Effective Tax Rate (Note 5)		35.8%	33.0%	-	36.0%	33.0%	-	36.0%
Deferred Tax Percentage		NM %	90%	-	100%	90%	-	100%

Note 1:	Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.
Note 5:	Effective Tax rate guidance is based off of NYMEX strip pricing

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SWIFT/12

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements.  These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty of finding, replacing, developing or acquiring reserves, availability of labor, services and supplies, hurricanes or tropical storms disrupting operations, and volatility in oil or gas prices.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

16825 Northchase Drive, Suite 400, Houston TX 77060
www.swiftenergy.com